Exhibit 99

RICHMOND, Indiana. November 3, 2017 - West End Indiana Bancshares, Inc. (the “Company”), the Holding Company for West End Bank, S.B. (the “Bank”), announces net income of $575,000 for the nine months ended September 30, 2017, a decrease of $890,000, or 60.8%, from net income of $1.5 million for the nine months ended September 30, 2016. The decrease was primarily due to a loss on other assets related to the sale of a single commercial property held in foreclosed real estate held for sale and the related maintenance expenses. Net income for the quarter ended September 30, 2017 was $236,000 compared to $474,000 for the quarter ended September 30, 2016. The decrease was primarily due to an increase in other expenses of $450,000 related to increases in salaries and employee benefits and professional fees, offset by a decrease to the provision for loan losses of $152,000, and a decrease of $154,000 to tax expense.

For the nine months ended September 30, 2017, net interest income increased $279,000, or 3.2%, to $8.9 million from $8.7 million for the nine months ended September 30, 2016. The increase was primarily due to an increase in interest on loans of $395,000, offset by a decrease in interest on securities available for sale of $32,000 and an increase in deposit interest expense of $98,000. For the quarter ended September 30, 2017 and 2016, net interest income was relatively unchanged at $3.0 million for each quarter.

The provision for loan losses was $1.1 million for the nine months ended September 30, 2017, compared to $1.3 million for the nine months ended September 30, 2016. The provision for loan losses was $382,000 for the three months ended September 30, 2017 compared to $534,000 for the three months ended September 30, 2016. These decreases to the provision were based on management’s quarterly analysis of the loan portfolio and credit quality indicators including charge off trends and qualitative factors.

Noninterest income decreased $813,000, or 53.6%, to $705,000 for the nine months ended September 30, 2017, from $1.5 million for the nine months ended September 30, 2016. The decrease was due in large part to an increase in loss on sale of other assets of $375,000, the decrease in gain on sale of loans of $355,000, and a decrease in the gains on sale of securities of $131,000. The decrease in gain on sale of loans was due to the sale of SBA loans in the second quarter of 2016 that did not recur during the 2017 period. Additionally, it was management’s determination that the fair market value on a single commercial property held in foreclosed real estate held for sale had decreased resulting in a write down of $450,000, the same commercial property was sold in the fourth quarter of 2017 with no additional loss taken. For the quarter ended September 30, 2017, noninterest income decreased $96,000 to $301,000 from $397,000 for the quarter ended September 30, 2016, due to the decrease in the valuation of mortgage servicing rights of $32,000 and a decrease in the gain on sale of securities available for sale of $107,000; there were no securities sold in the third quarter of 2017.

For the nine months ended September 30, 2017, noninterest expense increased $1.0 million, or 15.9%, to $7.6 million, from $6.6 million for the nine months ended September 30, 2016. The increase was due to increases in salaries and employee benefits of $375,000, professional fees of $334,000 and foreclosed real estate and repossession expenses of $265,000. Salaries and employee benefits increased due to normal cost of living and merit increases, and other employee benefit programs. Professional fees increased due to legal and information technology consulting fees of $233,000. Expenses related to foreclosed real estate increased due to additional expenses recorded in relation to maintenance of a commercial property that was sold in the fourth quarter of 2017. For the quarter ending September 30, 2017, noninterest expense increased $450,000 due to increases in salaries and employee benefits of $263,000 and professional fees of $212,000.

The provision for income taxes decreased $538,000 to $284,000 for nine months ended September 30, 2017 as compared to $822,000 for nine months ended September 30, 2016, reflecting the decrease in pretax income.  Our effective tax rates were 33.1% and 35.9% for the nine months ended September 30, 2017 and 2016, respectively.  Provision for income taxes for the quarter ending September 30, 2017 was $133,000, with an effective tax rate of 35.9% compared to the quarter ending September 30, 2016 of $287,000, with an effective tax rate of 37.7%.

Comparison of Financial Condition at September 30, 2017 and December 31, 2016

Total assets increased $10.5 million, or 3.6%, to $297.6 million at September 30, 2017 from $287.1 million at December 31, 2016. The increase was primarily the result of increases in net loans, premises and equipment, cash and cash equivalents, and bank-owned life insurance, partially offset by decreases in foreclosed real estate held for sale and investment securities available for sale.

Cash and cash equivalents increased 36.4% to $10.4 million at September 30, 2017 from $7.6 million at December 31, 2016. Securities available for sale decreased $2.3 million, or 9.5%, to $21.5 million at September 30, 2017 from $23.7 million at December 31, 2016 with proceeds from sales and normal cash flow utilized to fund loan growth and day to day operations.

Net loans increased $8.7 million, or 3.7%, to $241.3 million at September 30, 2017 from $232.6 million at December 31, 2016. Growth in the loan portfolio was due primarily to increases in indirect consumer loans of $5.7 million and commercial and multi-family real estate loans of $8.8 million which consisted of moving $4.8 million from construction to commercial and multi-family after the construction phase was completed. These increases were offset by a decrease in one-to-four family residential loans of $3.2 million.

Premises and equipment increased $2.9 million to $9.0 million at September 30, 2017 from $6.1 million at September 30, 2016 due to the construction of a building on bank owned property to provide for expanded bank operations and administrative functions.

Foreclosed real estate held for sale decreased $2.2 million to $269,000 at September 30, 2017 from $2.5 million at September 30, 2016. This decrease was primarily the result of the write-down and subsequent sales in the third and fourth quarters of 2017 of two commercial properties which were foreclosed in 2016.

Deposits decreased $1.8 million, or 0.8%, to $223.1 million at September 30, 2017 from $224.9 million at December 31, 2016. Core deposits, including savings, interest bearing and noninterest bearing checking, and money market deposit accounts increased $8.7 million to $125.1 million at September 30, 2017 from $116.4 million at December 31, 2016, certificates and other time deposits decreased $10.5 million to $98.0 million from $108.5 million at September 30, 2017 and December 31, 2016 respectively. The decrease in certificates of deposit was due to $13.0 million in financial institution cd’s that were matured and withdrawn, the decrease was offset by an increase in other certificates of deposits within the local market.

Borrowings, which consisted entirely of Federal Home Loan Bank advances, increased $11.5 million, or 35.9%, to $43.5 million at September 30, 2017 from $32.0 million at December 31, 2016. These advances were used to fund loan growth.

Total stockholders’ equity increased $829,000, or 2.9%, to $29.0 million at September 30, 2017 from $28.2 million at December 31, 2016. The increase is primarily a reflection of year to date net income of $575,000, stock based compensation expense of $217,000, ESOP shares earned of $126,000, and increases to accumulated other comprehensive income of $116,000 offset by dividends of $177,000, and stock repurchases of $28,000.

	September 30, 2017 (Unaudited)	December 31, 2016
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$297,572	$287,104
Total cash and cash equivalents	10,433	7,649

Investment in available for sale securities, at fair value	21,463	23,728
Loans held for sale	64	346
Loans, net	241,315	232,649
Bank-owned life insurance	6,915	6,783
Federal Home Loan Bank of Indianapolis, at cost	1,851	1,329
Deposits	223,073	224,898
Borrowings	43,500	32,000
Total Equity	29,031	28,202
Total Stockholders’ equity less maximum cash obligation related to ESOP shares	28,270	27,541

ASSET quality ratios:

Nonperforming loans to total loans	0.43%	0.56%
Nonperforming assets to total assets	0.52%	1.41%
Net charge-offs annualized (recoveries) to average loans outstanding	0.56%	0.77%
Allowance for loan losses to non-performing loans	231.31%	174.62%
Allowance for loan losses to total loans	1.00%	0.97%

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(In Thousands, except per share amounts)		(In Thousands, except per share amounts)
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,569	$3,490	$10,497	$10,097
Interest expense	550	473	1,553	1,432
	3,019	3,017	8,944	8,665
Provision for loan losses	382	534	1,146	1,301
Net interest income after provision for loan losses	2,637	2,483	7,798	7,364
Noninterest income	301	397	705	1,518
Noninterest expense	2,569	2,119	7,644	6,595
Income before income tax expense	369	761	859	2,287
Income tax expense	133	287	284	822
Net income	236	474	575	1,465

Basic earnings per share	$0.24	$0.47	$0.58	$1.44
Diluted earnings per share	0.23	0.46	0.56	1.42
Dividends per share	0.06	0.06	0.18	0.18